Lucas Energy, Inc. 8-K

Exhibit 10.2

450 Gears Rd, Houston, TX 77067 Phone: (713) 528-1881 Fax: (713) 337-1510

February 2, 2016

Mr. John Chambers, Principal	VIA EMAIL AT:
Silver Star Oil Company	JCHAMBERS@SILVERSTAROIL.COM
3631 Fairmount Street, Ste. 101 Dallas Texas 75219
Phone: (214) 305 2655

Re:	LUCAS ENERGY, INC. (“Lucas”); NON-REVOLVING LINE OF CREDIT AGREEMENT, Entered into on August 30, 2015, and the associated Convertible Notes

Dear Mr. Chambers:

I am writing to provide Silver Star Energy Company (“Silver Star”) the required thirty days’ written notice of Lucas’ intent to prepay those certain four (4) outstanding Convertible Promissory Notes each in the amount of $200,000, dated September 28, 2015, October 23, 2015 to be effective October 21, 2015, November 25, 2015 to be effective on November 23, 2015, and January 4, 2016 to be effective on December 31, 2015 (collectively, the “Notes”), pursuant to Section 5(a) of such Notes.

Additionally, Silver Star has not yet paid Lucas the $200,000 owed for January 2016, which is required to be paid by Silver Star by February 1, 2016, pursuant to the terms of that certain Non-Revolving Line of Credit Agreement dated August 30, 2016. Lucas formally makes written demand for the immediate payment of such $200,000 tranche.

Lucas is inclined to take no further action at this time, while reserving our right to do so, in exchange for your agreement to amend our agreement(s) as follows:

1.	Silver Star waives its right to consent(s) under the following sections in the Line of Credit: Section 1.1h, Section 7.9, Section 7.10, and Section 7.11,

2.	Silver Star agrees to issue to Lucas the balance ($1.4 to $1.6 million) of the Line of Credit by February 19, 2016, or if said payment not made, forego the thirty notice period in each outstanding note, by replacing the existing language of Section 5(a) of each note and replace it with the following language: “a. This Note may be prepaid in whole or in part at any time without penalty.”

450 Gears Rd, Houston, TX 77067 Phone: (713) 528-1881 Fax: (713) 337-1510

Finally, we have been advised that a company seeking to raise capital may suffer significant adverse consequences from engaging an unlicensed intermediary. Therefore, we advise you to refrain from contacting third parties regarding making direct investments in Lucas. Obviously, Silver Star is free to seek whatever business and financial arrangements it may choose. This is a serious issue and “finders” and unregistered broker-dealers have been subject to permanent injunctions and penalties for failing to register and then selling securities.

John, I would hope you are agreeable to the above as we advance the company for the benefit of all parties.

Kind Regards,

LUCAS ENERGY,INC.

By:
Anthony C. Schnur Chief Executive Officer

Agreed (Outlined as Item 1 & 2 Above):

SILVER STAR OIL COMPANY